                                                                    EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                    CHAPARRAL STEEL COMPANY AND SUBSIDIARIES

                                                                                   Three months ended
                                                                                       August 31,
                                                                                1997               1996
                                                                                ----               ----
                                                                             (In thousands except per share)
AVERAGE SHARES OUTSTANDING
     Primary:
       Average shares outstanding                                               28,449              28,563
       Stock options - treasury stock method
         using average market prices                                               401                 341
                                                                              --------            --------
                TOTALS                                                          28,850              28,904
                                                                              ========            ========

     Fully diluted:
       Average shares outstanding                                               28,449              28,563
       Stock options - treasury stock method
         using end of quarter market
         price if higher than average                                              449                 342
                                                                              --------             -------
TOTALS                                                                          28,898              28,905
                                                                              ========            ========

INCOME APPLICABLE TO COMMON STOCK
     Primary and fully diluted:
       Net income                                                             $  9,330            $  8,314
     Add:
       Pre-September 1990 contingent
       price amortization                                                           58                  58
                                                                              --------            --------
                                                                              $  9,388            $  8,372
                                                                              ========            ========

PER SHARE
     Net income per common share:

       Primary                                                                $    .33            $    .29
                                                                              ========            ========

       Fully diluted                                                          $    .33            $    .29
                                                                              ========            ========